Exhibit 4.1

SEVENTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 5, 2014, among ALERE INC., a Delaware corporation (the “Issuer”), each of the Guarantors under the Indenture referred to below (the “Guarantors”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture dated as of August 11, 2009, as amended, supplemented and modified by a Fifteenth Supplemental Indenture dated as of December 11, 2012 and a Sixteenth Supplemental Indenture dated as of April 3, 2013 (as so amended, supplemented and modified, and as further amended, supplemented or modified to date, the “Indenture”), by and among the Issuer, the Guarantors and the Trustee, providing for the issuance of 7.250% Senior Notes due 2018 (the “Notes”);

WHEREAS, pursuant to that certain Consent Solicitation Statement dated May 21, 2014, as amended and supplemented to date (the “Consent Solicitation Statement”), the Issuer solicited the consents of the Holders of the Notes to the Proposed Waivers and Amendments (as defined in the Consent Solicitation Statement) with respect to the Indenture set forth herein;

WHEREAS, the approval by written consent of the Holders of at least a majority of the aggregate principal amount of the Notes outstanding as of May 21, 2014 (the “Record Date”), which is the record date fixed by the Issuer in accordance with Section 9.04 of the Indenture, of which record date the Trustee has been duly notified in writing by the Issuer in accordance with Section 9.04, is sufficient to approve the aforesaid Proposed Waivers and Amendments in accordance with the Indenture;

WHEREAS, having received the approval of the Holders of at least a majority of the aggregate principal amount of the Notes outstanding as of the Record Date (the “Requisite Consent”) pursuant to Section 9.02(a) of the Indenture with respect to the Proposed Waivers and Amendments, the Issuer, the Guarantors and the Trustee desire to effect the Proposed Waivers and Amendments, as provided hereinafter;

WHEREAS, all conditions precedent set forth in the Consent Solicitation Statement and the Indenture to the execution and delivery of this Supplemental Indenture by the Issuer, the Guarantors and the Trustee have been satisfied, and all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Issuer and the Guarantors, the legal, valid and binding agreement of the Issuer and the Guarantors, in accordance with its terms and, subject to Section 5 below, for the Proposed Waivers and Amendments to become effective and operative; and

WHEREAS, the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture;

NOW, THEREFORE in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:

SECTION 1. Definitions. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Waivers. In accordance with Section 9.02(a) of the Indenture, the Proposed Waivers (as defined and described in the Consent Solicitation Statement, including as provided under the heading “Proposed Waivers and Amendments” therein), having received the Requisite Consent, are incorporated herein by reference and are hereby effective, subject to Section 5 below.

SECTION 3. Amendments. In accordance with Section 9.02(a) of the Indenture, the Proposed Amendments (as defined and described in the Consent Solicitation Statement, including as provided under the heading “Proposed Waivers and Amendments” therein), having received the Requisite Consent, are hereby effective (subject to Section 5 below), which Proposed Amendments are as follows:

(a) Clause (b)(11) of Section 4.07 of the Indenture (Limitations on Additional Indebtedness) shall be amended and restated in its entirety as follows:

“(11) guarantee Obligations of the Issuer or any of its Restricted Subsidiaries with respect to Indebtedness of (i) the Issuer or any of its Restricted Subsidiaries or (ii) any Unrestricted Subsidiary (provided, that, in the case of this subclause (ii), such guarantee Obligations shall not be in respect of Indebtedness exceeding $25.0 million in aggregate outstanding principal amount at any time (which amount shall be reduced by any payments by the Issuer or a Restricted Subsidiary in respect of such guarantee Obligations, except to the extent any such payment is reimbursed in cash to the Issuer or such Restricted Subsidiary, as the case may be, by the applicable Unrestricted Subsidiary));”.

(b) Clause (b) of Section 4.11 of the Indenture (Limitations on Transactions with Affiliates) shall be amended to (i) delete the word “or” at the end of clause (8) thereof; (ii) renumber current clause (9) thereof as clause (10) thereof; and (iii) insert the following new clause (9) immediately following clause (8) thereof and immediately preceding the newly renumbered clause (10) thereof:

“(9) (i) the BBI Transaction (and all of its component transactions) and any transaction with BBI or any Subsidiary thereof pursuant to any agreement, instrument or document entered into by, between or among the Issuer, any BBI Entity or any of their respective Subsidiaries in connection with or relating to the BBI Transaction and (ii) any other immaterial transaction or agreement, instrument or document between the Issuer or any of its Subsidiaries (other than BBI and its Subsidiaries), on the one hand, and BBI or any of its Subsidiaries, on the other hand; or”.

(c) Clause (b)(1) of Section 4.16 of the Indenture (Limitations on Designation of Unrestricted Subsidiaries) shall be amended and restated in its entirety as follows:

“(1) except as otherwise permitted under Section 4.07(b)(11)(ii), has no Indebtedness other than Non-Recourse Debt;”.

(d) Section 4.19 of the Indenture (Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries) shall be replaced in its entirety with the following new covenant:

“SECTION 4.19 BBI Transaction Paydown.

Upon receipt by the Issuer, BBI or any of their respective Subsidiaries of the proceeds of (a) the initial loans made under the BBI Credit Facility upon (or in connection with) the consummation of the BBI Transaction (other than any revolving loans borrowed by BBI or any of its Subsidiaries for working capital purposes) and (b) the BBI Public Offering, the Issuer shall repay, on the BBI Transaction Consummation Date, outstanding loans under the Credit Agreement in the amount of the aggregate net cash proceeds of the foregoing as follows: (i) first, up to $100.0 million of the outstanding principal amount of term loans under the Credit Agreement, (ii) second, to the extent any such net cash proceeds remain, up to $70.0 million of the outstanding principal amount of revolving credit loans under the Credit Agreement (it being understood that there shall be no requirement to reduce the revolving credit facility commitments thereunder in connection therewith) and (iii) third, to the extent any such net cash proceeds remain, any remaining outstanding principal amount of term loans under the Credit Agreement. As used in the preceding sentence, “net cash proceeds” shall be construed as provided in the Credit Agreement.”.

(e) Section 1.02 of the Indenture (Definitions) shall be amended as follows:

(i) The following definitions shall be inserted, in appropriate alphabetical order:

““BBI” means BBI Diagnostics Group plc, a public limited company incorporated in England and Wales.”

““BBI Credit Facility” means the senior secured credit facility to be entered into by BBI and/or certain of its Subsidiaries in connection with the BBI Transaction.”

““BBI Entities” means those existing Subsidiaries and joint venture entities of the Issuer and its Subsidiaries immediately prior to the consummation of the BBI Transaction that are set forth below, and any other Subsidiary of BBI formed in connection with, and prior to the consummation of the BBI Transaction:

(a)	the Issuer’s Subsidiary BBI Holdings Limited, a company incorporated in England and Wales, and its existing Subsidiaries;

(b)	the Issuer’s Subsidiary Axis-Shield Diagnostics Limited, a company incorporated in Scotland;

(c)	the Issuer’s Subsidiary BioNote, Inc., a company incorporated in South Korea;

(d)	the Issuer’s Subsidiary First Check Diagnostics, LLC, a Delaware limited liability company; and

(e)	the joint venture entities SPD Swiss Precision Diagnostics GmbH, a Swiss company, and US CD LLC, a Delaware limited liability company.”

““BBI Public Offering” means the initial public offering of the ordinary shares of BBI in connection with the BBI Transaction.”

““BBI Transaction” shall have the same meaning as the term “BBI Transaction” set forth in the Consent Solicitation Statement of the Issuer dated May 21, 2014 delivered to the Holders (including all agreements, instruments and other documents described in such summary) and shall include the transactions described therein pursuant to which, among other things, (i) the Issuer (directly and/or through one or more direct and indirect Subsidiaries) creates BBI, (ii) the BBI Public Offering is conducted, and (iii) immediately after the closing of the BBI Public Offering (x) substantially all of the assets of BBI shall consist, directly or indirectly through one or more Subsidiaries of BBI, of the Equity Interests of the BBI Entities and (y) at least 50% of the outstanding Equity Interests of BBI shall be owned directly or indirectly by the Issuer or a wholly owned Subsidiary thereof.”

““BBI Transaction Consummation Date” means the date of the closing of the BBI Public Offering.”

(ii) The last sentence of the definition of the term “Asset Sales” shall be amended to (A) delete the word “and” at the end of clause (6) thereof; (B) renumber current clause (7) thereof as clause (8) thereof; and (C) insert the following new clause (7) immediately following clause (6) thereof and immediately preceding the newly renumbered clause (8) thereof:

“(7) transfers of Equity Interests of BBI in connection with, or subsequent to, the consummation of the BBI Transaction, and the transfers of Equity Interests of the BBI Entities in connection with the BBI Transaction; and”.

(iii) Clause (8) of the definition of the term “Permitted Investments” shall be amended and restated in its entirety as follows:

“(8) Investments made by the Issuer or any Restricted Subsidiary (i) in compliance with Section 4.07(b)(11)(ii) or (ii) consisting of or resulting from consideration received in connection with an Asset Sale made in compliance with Section 4.10;”.

(iv) The first sentence of the definition of the term “Unrestricted Subsidiary” shall be amended and restated in its entirety as follows:

““Unrestricted Subsidiary” means (1) from and after the consummation of the BBI Transaction, BBI and its Subsidiaries, (2) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.16 and (3) any Subsidiary of an Unrestricted Subsidiary.”.

SECTION 4. Confirmation regarding Restricted Payments Covenant. In light of and consistent with the Proposed Waivers and Amendments and for the avoidance of doubt, it is confirmed that:

(a) for purposes of clause (a)(3)(v)(B) of Section 4.08 of the Indenture (Limitations on Restricted Payments), neither the Investment of any assets or properties of the Issuer or any of its Subsidiaries in BBI or any other BBI Entity, nor any Investments made by designating BBI and the BBI Entities as Unrestricted Subsidiaries, in each case in connection with the BBI Transaction (collectively, the “BBI Investments”), shall be treated as a Restricted Payment; and

(b) for purposes of clause (a)(3)(vi)(B) of Section 4.08 of the Indenture (Limitation on Restricted Payments), the aggregate amount by which the Restricted Payments Basket shall be reduced by the BBI Investments shall be zero.

SECTION 5. Effectiveness of Waivers and Amendments. This Supplemental Indenture shall be effective as a binding agreement upon execution hereof by the Issuer, the Guarantors and the Trustee; provided, however, that the Proposed Waivers and Amendments set forth in Sections 2 and 3 hereof shall not become effective and operative until the payment of the Consent Fee (as defined in the Consent Solicitation Statement) in accordance with the Consent Solicitation Statement (it being understood the Proposed Waivers and Amendments shall become immediately and fully effective and operative upon such payment). If the Issuer notifies the Trustee in writing that the Issuer no longer wishes to obtain the Proposed Waivers and Amendments and does not intend to pay the Consent Fee at any time, this Supplemental Indenture shall, from and after the Issuer’s delivery of such notice to the Trustee, become and be null and void ab initio. The Issuer shall be under no obligation to pay the Consent Fee.

SECTION 6. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly waived, amended or otherwise modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

ALERE INC.

By:	/s/ David A. Teitel
Name: David A. Teitel
Title: Chief Financial Officer and Treasurer

Signature Page to Seventeenth Supplemental Indenture – 7.25% Notes due 2018

GUARANTORS:

ACKNOWLEDGED AND AGREED:

ALERE ACCOUNTABLE CARE SOLUTIONS, LLC ALERE HEALTH IMPROVEMENT COMPANY ALERE HEALTH, LLC ALERE HEALTHCARE OF ILLINOIS, INC. ALERE HOME MONITORING, INC. ALERE INTERNATIONAL HOLDING CORP.

ALERE OF NEW YORK, INC.

ALERE SAN DIEGO, INC.

ALERE SCARBOROUGH, INC.

ALERE US HOLDINGS, LLC

ALERE WELLBEING, INC.

ALERE WELLOLOGY, INC.

ALERE WOMEN’S AND CHILDREN’S HEALTH, LLC

AMEDITECH INC.

BIOSITE INCORPORATED

ESCREEN, INC.

FIRST CHECK DIAGNOSTICS LLC

INNOVACON, INC.

INVERNESS MEDICAL, LLC

PEMBROOKE OCCUPATIONAL HEALTH, INC.

QUALITY ASSURED SERVICES, INC.

REDWOOD TOXICOLOGY LABORATORY, INC.

RTL HOLDINGS, INC.

SELFCARE TECHNOLOGY, INC.

ZYCARE, INC.

ALERE NORTH AMERICA, LLC.

By:	/s/ David A. Teitel
Name: David A. Teitel

Title (respectively): Vice President & Treasurer, Vice President, Finance, Vice President & Treasurer, Vice President, Finance & Treasurer, Vice President, Finance, President, Vice President, Finance, Vice President, Finance, Vice President, Finance, Vice President, Finance, President, Vice President, Finance & Treasurer, Vice President, Finance, Vice President, Finance, Chief Financial Officer, Vice President, Finance, Treasurer, Vice President, Finance, Vice President, Finance, Vice President, Finance, Treasurer, Vice President, Finance, Vice President, Finance, Vice President, Finance, President, Chief Financial Officer and Treasurer

Signature Page to Seventeenth Supplemental Indenture – 7.25% Notes due 2018

GUARANTORS (continued):

ALERE INFORMATICS, INC.
ALERE TOXICOLOGY SERVICES, INC. ATS LABORATORIES, INC.
AVEE LABORATORIES INC. GLOBAL ANALYTICAL DEVELOPMENT LLC INSTANT TECHNOLOGIES, INC.
LABORATORY SPECIALISTS OF AMERICA, INC. SCREEN TOX, INC.

By:	/s/ Jay McNamara
Name: Jay McNamara

Title (respectively): Assistant Secretary, Assistant Secretary, Assistant Secretary, Assistant Secretary, Assistant Secretary, Assistant Secretary, Assistant Secretary, Assistant Secretary

Signature Page to Seventeenth Supplemental Indenture – 7.25% Notes due 2018

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

Signature Page to Seventeenth Supplemental Indenture – 7.25% Notes due 2018